Exhibit 10.2

FRANKLIN RESOURCES, INC.

AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

NOTICE OF RESTRICTED FUND UNIT AWARD

Participant:

Name:	__________________________
Address:	__________________________

Franklin Resources, Inc. (the “Company”) recognizes Participant’s efforts and contributions on behalf of the Company and its subsidiaries and, as a reward and an incentive for increased efforts and successful achievements, has awarded Participant restricted fund units (“Units”) pursuant to the terms and conditions of the accompanying Restricted Fund Unit Award Agreement (the “Award Agreement”), this Notice of Restricted Fund Unit Award (the “Notice of Award” and together with the Award Agreement, the “Award”) and the Company’s Amended and Restated Annual Incentive Compensation Plan (the “AIP”), as follows:

Award Number	__________________________________________
Award Date	__________________________________________
Vesting Commencement Date	__________________________________________
Number and Class of Units Awarded	[Fund A] __________ Units
[Fund B] __________ Units
[Fund C] __________ Units
[Fund D] __________ Units

Vesting Schedule

Subject to Participant’s continued employment with the Company or any of its subsidiaries and other limitations set forth in this Notice of Award, the Award Agreement and the AIP, the Units (including fractions of Units) shall vest in accordance with the following schedule:

[_____________]

Participant acknowledges and agrees that the Units subject to this Award shall vest only by Participant continuing employment at the will of the Company or its applicable subsidiary (not through the act of being hired, being granted this Award or acquiring Units hereunder). Participant further acknowledges and agrees that nothing in this Award nor in the Award Agreement and the AIP, which is incorporated herein by this reference, affects the Company’s, or a subsidiary’s, right to terminate, or to change the terms of, Participant’s employment at any time, with or without cause.

Participant understands that the Award is subject to Participant’s consent to access, and acknowledgement of having accessed, the Notice of Award, the Award Agreement and the AIP

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(collectively, the “AIP Documents”) in electronic form through the People Page on the Company’s Intranet or similar process as determined by the Company. By signing below, Participant hereby: (i) consents to access electronic copies (instead of receiving paper copies) of the AIP Documents and the prospectus(es) for the fund(s) for which Units have been awarded via the Company’s Intranet; (ii) represents that Participant has access to the Company’s Intranet; (iii) acknowledges receipt of electronic copies, or that Participant already is in possession of paper copies, of the AIP Documents and the prospectus(es) for the fund(s) for which Units have been awarded; (iv) acknowledges that Participant is familiar with and has accepted the Award subject to the terms and provisions of the AIP Documents; and (v) consents to access and receive in the future electronic copies (instead of receiving paper copies) via the Company’s Intranet of prospectuses for the fund(s) for which Units have been awarded, shareholder reports, material prospectus supplements and other reports and communications sent from time to time to shareholders of such fund(s).

Participant may receive, without charge, upon written or oral request, paper copies of any or all of the AIP Documents, the prospectus(es) for the fund(s) for which Units have been awarded or other documents provided electronically by requesting them from Stock Administration at the Company, One Franklin Parkway, San Mateo, CA 94403-1906. Telephone (650) 525-8037. Participant may also withdraw Participant’s consent to receive any or all documents electronically by notifying Stock Administration at the above address in writing.

In the event of Participant’s death, Participant hereby designates the following as Participant’s beneficiary(ies) to receive all payments and shares due to Participant pursuant to this Award. Please note that this designation applies only to this Award and not to any prior awards or grants under the AIP. This designation shall be binding upon the executors, administrators, heirs, successors and transferees of Participant only in jurisdictions where such beneficiary designations are enforceable under local law.

NAME: (Please print):	__________________________________________
(First)	(Middle)	(Last)

SSN/SIN/National Tax ID:	__________________________________________

ADDRESS:	__________________________________________

__________________________________________
(Please include Country and Zip/Postal Code)

TELEPHONE NO.:	__________________________________________
(Please include Country and/or Area Code)

RELATIONSHIP:	__________________________________________

PERCENTAGE:	__________________________________________
(Enter the % Participant wishes the beneficiary(ies) to receive)

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By Participant’s electronic signature and by the signature of the Company’s representative below, Participant and the Company agree that the Award is granted under and governed by the terms and conditions of the Notice of Award, the Award Agreement and the AIP.

PARTICIPANT:	FRANKLIN RESOURCES, INC.

__________________________________
Participant’s Name	By: ___________ Title: __________

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FRANKLIN RESOURCES, INC.

AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

RESTRICTED FUND UNIT AWARD AGREEMENT

This Restricted Fund Unit Award Agreement, together with any Appendix(es) attached hereto (hereinafter, collectively, the “Agreement”), is made as of the Award Date set forth in the Notice of Restricted Fund Unit Award (the “Notice of Award”) between Franklin Resources, Inc. (the “Company”) and the Participant named therein (“Participant”). Capitalized terms used but not defined herein have the same meaning as set forth in the AIP (as defined below).

WITNESSETH:

WHEREAS, the Board of Directors and stockholders of the Company have adopted the Franklin Resources, Inc. Amended and Restated Annual Incentive Compensation Plan (the “AIP”) to reward eligible individuals for contributions made to the Company; and

WHEREAS, the Company recognizes the efforts and contributions of Participant on behalf of the Company and its subsidiaries and desires to motivate Participant in Participant’s work and provide an inducement to remain in the service of the Company and its subsidiaries; and

WHEREAS, the Company has determined that it would be to the advantage and in the interest of the Company and its stockholders to grant Participant an award (the “Award”) of restricted fund units (the “Units”), as provided for in this Agreement and the Notice of Award, subject to certain restrictions, as a reward and an incentive for increased efforts and successful achievements;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.            Restricted Fund Unit Award. The Company is issuing to Participant Units as set forth in the Notice of Award, subject to the rights of and limitations on Participant as owner thereof as set forth in this Agreement

2.            Transfer Restriction. The Units may not be transferred by Participant in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may designate a beneficiary of the Units in the event of Participant’s death on the beneficiary designation form included in the Notice of Award. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of Participant

3.	Vesting.

(a)                 The Units shall become vested in accordance with the Vesting Schedule in the Notice of Award so long as Participant maintains a continuous status as an employee of the Company or a subsidiary of the Company.

(b)                 If Participant ceases to maintain a continuous status as an employee of the Company or any of its subsidiaries for any reason other than death or disability (as described in subparagraph (c)), all Units to the extent not yet vested under subparagraph (a) on the date Participant ceases to be an employee shall be forfeited by Participant without payment of any consideration to Participant therefor. Any Units so forfeited shall be canceled.

(c)                 If Participant dies or in the event of termination of Participant’s continuous status as an employee as a result of disability (as determined by the Board of Directors of the Company in accordance with the policies of the Company) while an employee of the Company or any of its subsidiaries, the Units awarded hereunder shall become fully vested as of the date of death or termination of employment on account of such disability. Unless changed by the Board of Directors of the Company, “disability” means that Participant ceases to be an employee on account of permanent and total disability as a result of which Participant shall be eligible for payments under the Company’s long-term disability policy.

(d)                 In the event of a proposed dissolution or liquidation of the Company or of a merger or corporate combination of the Company (a “Transaction”) in which the successor entity does not agree to assume the Award or substitute an equivalent award, the Company shall make a determination as to the equitable treatment of the Award and shall notify Participant of such treatment no later than ten (10) days prior to the consummation of such proposed Transaction. In the event the Award is not assumed in connection with a Transaction, the Award will terminate upon the consummation of such proposed Transaction.

4.	Conversion of Units and Issuance of Fund Shares.

(a)                 Upon each vesting date, the value of one share of the applicable class of a series of an investment company in the Franklin Templeton Investments funds (“fund”) shall be issuable for each Unit that vests on such date (the “Shares”), subject to the terms and provisions of the AIP, the Notice of Award and this Agreement. Any fractional Unit that vests on a particular date shall be converted into the value of a fractional Share. Thereafter, the Company will transfer to a broker and/or dealer or equivalent entity authorized to effect transactions in such fund shares for the account of others (the “Broker/Dealer”) in the jurisdiction of Participant’s employment, or cause such Broker/Dealer to receive or otherwise credit, the aggregate Vested Value (as defined below) of such Shares for the benefit of such Participant. The Broker/Dealer will then cause the Shares to be acquired on behalf of Participant and, thereafter, the Broker/Dealer will transfer such Shares to Participant. Any Shares in a fund shall be advisor class shares or equivalent, if available; otherwise, they shall be Class A shares or equivalent or, if unavailable, the Company shall make a determination as to the class of Shares. Notwithstanding the above, the Company may, in its discretion, pay to Participant all or a portion of any vested Units in cash in an amount equal to the Vested Value of the Shares. The Shares or equivalent cash payment will be issued to Participant as soon as practicable after the vesting date, but in any event, within the period ending on the later to occur of the date that is two and a half (2½) months from the end of (i) Participant’s tax year that includes the applicable vesting date, or (ii) the Company’s tax year that includes the applicable vesting date.

(b)                 “Vested Value” shall mean: (i) with regard to Shares of closed-end funds, the number of vested Shares multiplied by the closing price per share of the applicable fund on the primary stock exchange or NASDAQ stock market, as applicable, on which such fund then trades on the date the underlying Units vested (or, if such date is not a trading day, on the last trading day prior to such date), less any required tax or other withholding; or (ii) with regard to non-closed end funds, the aggregate Net Asset Value (as defined below) of the Shares on the date the underlying Units vested, less any required tax or other withholding obligations.

(c)                 “Net Asset Value” shall mean the net asset value per share of the applicable non-closed end fund calculated on the date of determination as detailed in the fund’s prospectus (or, if the date of determination is not a trading day, on the last trading day prior to the date of determination).

(d)                 In the event any one or more of the funds set forth in the Notice of Award ceases to exist, the shares of such fund represented by Units subject to the Award shall be replaced with shares of a comparable fund in the Franklin Templeton Investments funds which preserves the compensation element of the Award existing at the time the fund ceases to exist. The determination of fund comparability shall be made by the Committee and its determination shall be final, binding and conclusive.

5.	Right to Shares; Dividends.

(a)                 Except as set forth in paragraph 5(b) of this Agreement, Participant shall not have any right in, to or with respect to any of the Shares (including any voting rights) issuable under the Award until the Award is settled by the issuance of such Shares to Participant.

(b)                 Any dividends that are paid from time to time with respect to the Shares represented by the Units shall be deemed reinvested in the Shares with respect to which the dividend was paid, shall be credited to Participant as additional Units and shall vest upon the same vesting date (in accordance with the Notice of Award) of the corresponding Units pursuant to which the dividends were originally paid.

6.	Withholding of Taxes.

(a)                 General. Participant is ultimately liable and responsible for all taxes owed by Participant in connection with the Units awarded, regardless of any action the Company or any of its subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Units awarded. Neither the Company nor any of its subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Units awarded or the subsequent sale of any of the Shares. The Company and its subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b)                 Payment of Withholding Taxes. Prior to any event in connection with the Units awarded (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state or local taxes and including any employment tax obligation (the “Tax Withholding Obligation”), Participant must arrange for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company, including by means of one of the following methods:

(i)   By Unit Withholding. Unless Participant determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, Participant authorizes the Company (in the exercise of its sole discretion) to withhold the number of Units sufficient to satisfy the Tax Withholding Obligation, provided that the Company shall withhold only the amount of Units necessary to satisfy the minimum applicable Tax Withholding Obligation. Unit withholding will result in issuance of a lower number of Shares or amount of equivalent cash, as applicable, to Participant.

(ii)   By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of days as determined by the Committee or its designee) before any Tax Withholding Obligation arises (e.g., a vesting date), Participant may elect to satisfy the minimum Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the minimum Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Committee or its designee.

7.                    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing contained in the AIP, the Notice of Award or this Agreement shall be interpreted as imposing any liability on the Company or the Committee in favor of Participant or any purchaser or other transferee of Units with respect to any loss, cost or expense which such Participant, purchaser or other transferee may incur in connection with, or arising out of any transaction involving, any Units subject to the AIP, the Notice of Award or this Agreement.

8.                   No Compensation Deferrals. None of the AIP, the Notice of Award and this Agreement are intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the AIP, the Notice of Award and/or this Agreement to ensure that no awards (including, without limitation, the Units) become subject to the requirements of Section 409A, provided, however, that the Company makes no representation that the Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Units.

9.                   Integration. The terms of the AIP, the Notice of Award and this Agreement are intended by the Company and Participant to be the final expression of their agreement with respect to the Units and may not be contradicted by evidence of any prior or contemporaneous agreement. The Company and Participant further intend that the AIP, the Notice of Award and this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative or other legal proceeding involving the AIP, the Notice of Award or this Agreement. Accordingly, the AIP, the Notice of Award and this Agreement contain the entire understanding between the parties and supersede all prior oral, written and implied agreements, understandings, commitments and practices among the parties.

10.                 Waivers. Any failure to enforce any terms or conditions of the AIP, the Notice of Award or this Agreement by the Company or by Participant shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power for all or any other times.

11.                 Severability of Provisions. If any provision of the AIP, the Notice of Award or this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof; and the AIP, the Notice of Award and this Agreement shall be construed and enforced as if neither of them included such provision.

12.                 Committee Decisions Conclusive. This Agreement and the Notice of Award are administered and interpreted by the Committee and the Committee has full and exclusive discretion to interpret and administer this Agreement and the Notice of Award. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.

13.                 Mandatory Arbitration. To the extent permitted by law, any dispute arising out of or relating to this Agreement, the Notice of Award and the AIP, including the meaning or interpretation thereof, shall be resolved solely by arbitration before an arbitrator selected in accordance with the rules of the American Arbitration Association. The location for the arbitration shall be in the county or comparable jurisdiction of Participant’s employment. Judgment on the award rendered may be entered in any court having jurisdiction. Each party shall pay an equal share of the arbitrator’s fees. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. The provisions of this paragraph are intended by Participant and the Company to be exclusive for all purposes and applicable to any and all disputes arising out of or relating to this Agreement, the Notice of Award and the AIP. The arbitrator who hears and decides any dispute shall have jurisdiction and authority only to award compensatory damages to make whole a person or entity sustaining foreseeable economic damages, and shall not have jurisdiction and authority to make any other award of any type, including without limitation, punitive damages, unforeseeable economic damage, damages for pain, suffering or emotional distress, or any other kind or form of damages. The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this paragraph.

14.                 Delaware Law. The Notice of Award and this Agreement shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by the federal laws of the United States of America.

END OF AGREEMENT